REGISTRATION NO.333-41896

               SECURITIES AND EXCHANGE COMMISSION
    SECURITIES AND EXCHANGE COMMISSIONWashington, D.C. 20549

                   Amendment #1 to Form SB - 2
            Amended Form SB - 2REGISTRATION STATEMENT
                              Under
                   THE SECURITIES ACT OF 1933

             HOWARD LLEWELLYN ARGENTINA GROUP, INC.
     (Exact name of registrant as specified in its charter)

 Nevada                             5499                       76-0602961
(State or other jurisdiction of  (Primary Standard Industrial  (IRS Employer incorporation or organization) Classification Code Number) Identification
                                                                  No.)

       21112 123rd Avenue, Maple Ridge, BC V2X 4B4 CANADA

                         (604 ) 467-9116
  (Address, including zip code, and telephone number, including area code,
          of registrant's principal executive offices)

Agent for Service:                       With a Copy to:
David Young                              Christopher J. Moran, Jr.
HOWARD LLEWELLYN ARGENTINA GROUP, INC.   Attorney at Law
21112 123rd Avenue                       4625 Clary Lake Drive
Maple Ridge, BC V2X  4B4 Canada          Roswell, Georgia 30075
(604) 467-9116                           (770) 518-9542
                                         (770) 518-9640 Fax
(Name, address, including zip code, and telephone number, including area code, of agent for service)

          Approximate date of commencement of proposed sale to the public:
          Approximate date of commencement of proposed sale to the public:As soon as practicable after the effective date of this registration statement.
As soon as practicable after the effective date of this Registration Statement.
          If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. [x]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering.
[ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering.
[ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.[ ]


     CALCULATION OF REGISTRATION FEE

                          Proposed     Proposed
             Amount       Maximum      Maximum       Amount of
Title of     to be        Offering     Aggregate     Registration
each Class   Registered   Price        Offering      Fee
of                        per unit     price
Securities
to be
registered


common       1,000,000    $ .01 per    $10,000.00    $ 2.80
stock        shares       share

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to such section 8(a), may determine.



SUBJECT TO COMPLETION

                           Prospectus
                                      , 2000


             HOWARD LLEWELLYN ARGENTINA GROUP, INC.

                1,000,000 shares of common stock
      to be sold by Howard Llewellyn Argentina Group, Inc.

This is the initial public offering of common stock of Howard Llewellyn Argentina Group, Inc. and no public market currently exists for these shares. Howard Llewellyn Argentina Group, Inc. is offering for sale up to one million shares of its common stock on a "self-underwritten" direct participation basis at a price of $0.01 per share for a period of one hundred and eighty days from the date of this prospectus.

The price for the common shares offered was set arbitrarily by us and does not relate to earnings, book value or any other established method of valuation; there are no provisions for the return of funds if only a small number of shares are sold and no minimum subscription amount has been set and no commissions will be paid for the sale of the 1,000,000 shares offered by Howard Llewellyn Argentina Group, Inc.

This investment involves a high degree of risk.  See "Risk
Factors" beginning on page 5.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. The SEC has not made any
recommendations that you buy or not buy the shares.   Any
representation to the contrary is a criminal offense.

This prospectus is not an offer to sell these securities or our solicitation of your offer to buy these securities in any jurisdiction where that would not be permitted or legal.

                        TABLE OF CONTENTS

             HOWARD LLEWELLYN ARGENTINA GROUP, INC.




Summary Information and Risk Factors...................5
-    We have had losses since inception and expect such losses to continue for the foreseeable future...............5
-    We expect to need additional financing and such financing
     may not be available..............................6
-    We are totally dependent on one supplier and one website and any difficulties with these could seriously affect our
     chances of success................................6
-    Our shares are to be offered based on a direct participation offering basis....................................6
-    Our Shares may never actually be traded and therefore purchasers
     may never be able to resell    .................. 6
Use of Proceeds........................................7
Determination of Offering Price........................7
Dilution...............................................8
Plan of Distribution...................................9
Legal Proceedings.....................................10
Directors, Executive Officers, Promoters and Control
Persons...............................................10
Security Ownership of Certain Beneficial Owners and
Management............................................11
Description of Securities.............................12
Disclosure of the Commission Position on the Indemnification
for Securities Act Liabilities........................14
Organization Within Last Five Years.................. 14
Description of Business...............................14
Management's Discussion and Analysis or Plan of
Operation.............................................24
Description of Property...............................25
Certain Relationships and Related Transactions........25
Market for Common Equity and Related Shareholder
Matters...............................................26
Executive Compensation................................26
Financial Statements................................. 27
Changes In and Disagreements With Accountants on
Accounting and Financial Disclosure...................40










PART I - SUMMARY INFORMATION AND RISK FACTORS.


Prospectus Summary.

Howard Llewellyn Argentina Group, Inc. is a corporation formed under the laws of the State of Nevada on April 2, 1999 whose principal executive offices are located in Maple Ridge, British
Columbia, Canada.

The primary objective of the business is designed to market high-quality, low-cost vitamins, minerals, nutritional supplements, and other health and fitness products to medical professionals, alternative health professionals, martial arts studios and instructors, sports and fitness trainers, other health and fitness professionals, school and other fund raising programs and other similar types of customers via the Internet for sale to their clients. Our license covers the distribution rights for the Provinces of Saskatchewan and Manitoba, Canada. Howard Llewellyn Argentina Group, Inc. is in the development stage and has had no revenues.

Name, Address, and Telephone Number of Registrant

   Howard Llewellyn Argentina Group, Inc.
   21112 123rd Avenue
   Maple Ridge, British Columbia  V6E 2K3, Canada
   (604) 467-9116


The Offering

  -    Price per share offered                                 $0.01
  -    common stock offered by the company                 1,000,000 shares
  -    common stock outstanding prior to this offering     5,000,000 shares
  - common stock to be outstanding after the offering 6,000,000 shares (assuming all shares are sold)

Risk Factors


We have had losses since inception and expect such losses to continue for the foreseeable future.

Howard Llewellyn Argentina Group, Inc. has never had any revenues. Costs are incurred to set up the business plan and to get into business. While the licensor, Vitamineralherb.com ('Vita") has set up the master web page and organized the processing of purchases, we must provide our own accounting systems and sales planning including finding and hiring good, reliable sales people. These efforts will use our cash reserves. We will not have any substantial cash reserves even if this entire offering is sold. If this offering is not completed, we will not be able to get into business. This could have a serious affect on the price of our stock.

Once we get into business and sales begin, we still expect to lose money for a considerable period. We will record losses until our profits from sales exceed our expenses. If we do not accomplish this, any and all funds that we have in reserve will be used up. You should consider these facts carefully before you invest.

We expect to need additional financing and such financing may not be available.

Howard Llewellyn Argentina Group, Inc. does not have sufficient capital to properly get into business, to respond to new technical developments or competition or to take advantage of
unexpected opportunities.   Such items as special marketing
programs, the development of new services or opportunities to acquire complimentary businesses require capital. Our success, if any, of establishing the business, creation of sales and follow-up service depends upon new capital through this offering. Management estimates that our minimum expenses for the first
twelve months of operation will be $96,750.    If the offering is
fully subscribed to and after the costs of this offering are deducted, we would have no working capital.

Should this offering be unsuccessful we would be faced with several options:

       -    cease operations and go out of business completely;
       - begin looking for additional capital on terms that are acceptable;
       - bring in additional capital that involves a change of control; or
       - seek an acquisition candidate that seeks access to the public marketplace and sources of financing, complete a merge or reverse takeover and probably enter into a completely different line of business.

You should be aware of one fact: if this offering is unsuccessful we will be unable to implement our business plan unless and until a new source of acceptable financing is found.

We have reached an oral agreement with Le Monde Marketing to market our vitamin products and to loan us the money to fund our marketing and operational expenses during our start up phase of operations. Le Monde Marketing is located at 628-333 Terminal
Avenue, Vancouver, BC   V6A 2L7.

Other than Le Monde Marketing, no other source of capital has been approached and we do not have any other sources readily available. If other sources are available we have no idea whether capital can be obtained on terms and conditions that are acceptable. Further, any such financing may be upon terms that result in dilution or considerable lessening of value of the shares currently held by our shareholders.

We are totally dependent on one supplier and one website and any difficulties with these could seriously affect our chances of success.

Vitamineralherb.com, the licensor is both the supplier of all of our products and our customers, if any, access to those products. If for any reason the licensor has a problem, whether it be technical, financial or a default under their agreement with their supplier(s) it will have a direct affect on our sales and revenues, if any. Any permanent disruption of Vitamineralherb.com's ability to supply us with products or an ordering method via the Internet would put us out of business and at the very least cause a major reorganization to secure new products and a new website. The affect on the value of our common stock would be very negative. Some points of specific concern are:

       -      we have only one supplier;
       -      we have only one ordering facility: the
          Vitamineralherb.com website;
       -      Vita mineralherb.com has only one suppler; and
       - Vitamineralherb.com is dependent on many licensees getting into business and being successful.

Our shares are to be offered based on a direct participation offering basis.

The shares are offered by our executive officers on a direct participation offering basis, and no individual, firm or corporation has agreed to purchase or take down any of the offered shares. We cannot and do not make any statement guaranteeing that shares will be sold. No provisions have been made to deposit in escrow the funds received from the purchase of shares sold by us. Accordingly, the proceeds we raise, if any, may be insufficient to pay our offering expenses and conduct our feasibility study.

Our shares may never actually be traded and therefore purchasers may never be able to resell.

Prior to the offering, there has been no public market for the shares being offered. An active trading market may not develop. Consequently, purchasers of the shares may not be able to resell their securities at prices equal to or greater than the respective initial public offering prices. The market price of the shares may be affected significantly by factors such as announcements by us or our competitors, variations in our results of operations, and market conditions in the retail, electronic commerce, and internet industries in general. Movements in prices of stock may also affect the market price in general. As a result of these factors, purchasers of the shares offered hereby may not be able to liquidate an investment in the shares readily or at all.


Use of Proceeds


                       Table 1 - Sale of 100% of    Table 2 -Sale of 50% of
                       Issuer stock offered:        Issuer stock offered:
Organizational Purposes        $1,000                  $1,000
Feasibility of License and
Market Research                 6,500                   1,500
EDGAR filing fees               2,500                   2,500

     We will have no working capital if this offering is fully subscribed to. Therefore, we will not have money for contingency and/or additional unanticipated expenses of getting the business started. The amount being raised may not be enough to run the business until sales revenues can take over. If it is not enough we will be forced to look for more funding. Other than an oral agreement with Le Monde Marketing of Vancouver, BC to lend us money until we become operational, no arrangements have been made for this funding.

Determination of Offering Price

We arbitrarily determined the price of the shares in this offering. The offering price is not an indication of and is not based upon the actual value of Howard Llewellyn. It bears no relationship to our book value, assets or earnings or any other recognized measure of value. The offering price should not be regarded as an indicator of any future market price of the securities.

Dilution

Howard Llewellyn Argentina Group, Inc., prior to this offering has 5,000,000 shares of stock issued and outstanding.

The following table illustrates the difference between prices paid by present shareholders and subscribers to this offering.


                         Percentage        Percentage        Percentage   Percentage
                         of Consideration  of Consideration  of Shares    of Shares
              Price Paid 50% Subscription  100% Subscription Held - 50%   Held - 100%

Present
Shareholders  $   0.001       11.46        06.08             91.00         83.33

Subscribers   $   0.01        88.54        93.92             09.00         17.50

</TABLE

"Dilution" means the difference between our public offering price
($0.01 per share) and our pro forma net tangible book value per share after giving effect to this offering. Net tangible book value per share is determined by dividing our tangible net worth, consisting of tangible assets less total liabilities, by the number of shares outstanding. The following table illustrates under the above assumptions the dilution of a new investor's equity as of December 1, 2000.

     As of December 1, 2000, we have issued 5,000,000 shares to our current shareholders in exchange for $15,647 in cash (an average of approximately $0.0031 per share). Our net tangible book value as of December 1, 2000 was $621 or approximately
$0.0001 per share. Giving effect to the sale of all shares offered for cash, our pro forma net tangible book value after deducting expenses of this offering estimated at $13,000, would be approximately minus ($2,379) if our entire offering is sold or approximately minus $0.0003 per share

Public offering price per share                                     $0.01
Net tangible book value per share before offering                 $0.0001
Pro forma net tangible book value per share after offering       ($0.0003)
Dilution per share to public investors                           ($0.0097)


Plan of Distribution

This is a self - underwritten offering. This prospectus is part of a registration statement that permits the executive officers of Howard Llewellyn Argentina Group, Inc. to sell directly to the public, with no commission or other remuneration payable.

No public market currently exists for shares of Howard Llewellyn
Argentina Group, Inc. common stock.  Howard Llewellyn Argentina
Group, Inc. intends to apply to have its shares traded on the Over-the-Counter Bulletin Board.

Investors May Face Restrictions On the Resale of our Stock Due to
Federal Penny Stock Regulations.

Our securities, when and if they become available for trading, will be subject to the Securities and Exchange Commission rule that imposes special sales practice requirements upon broker-dealers that sell such securities to other than established customers or accredited investors. For purposes of the rule, the phrase "accredited investors" means, in general terms:
     a)   institutions with assets exceeding $5,000,000; and
     b) individuals having a net worth in excess of $1,000,000 or having an annual income that exceeds $200,000 (or that, combined with a spouse's income, exceeds
          $300,000).

For transactions covered by the rule, the broker-dealer must make a special suitability determination for the purchaser and receive the purchaser's written agreement to the transaction prior to the sale. Consequently, the rule may affect the ability of purchasers of Harlequin Investments, Inc. securities to buy or sell in any market that may develop.

The Commission has adopted a number of rules to regulate "penny stocks." Such rules include Rules 3a51-1, 15g-1, 15g- 2, 15g-3,
15g-4, 15g-5, 15g-6 and 15g-7 under the Securities Exchange Act of 1934.

Because our securities will constitute "penny stock" within the meaning of the rules, the rules would apply to our securities.
The rules may further affect the ability of owners of our shares to sell their securities in any market that may develop for them.
There may be a limited market for penny stocks, due to the regulatory burdens on broker/dealers and the market among dealers may not be active.

Investors in penny stock often are unable to sell stock back to the dealer that sold them the stock. The mark-ups or commissions charged by the broker/dealers could be greater than any profit a seller may make. Because of large dealer spreads, investors may be unable to sell the stock immediately back to the dealer at the same price the dealer sold the stock to the investor. In some cases the stock may fall quickly in value. Investors may be unable to reap any profit from any sale of the stock, if they can sell it at all.

Shareholders should be aware that, according to the Securities and Exchange Commission Release No. 34-29093, the market for penny stocks has suffered in recent years from patterns of fraud and abuse. Such patterns include:

     control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer;
     manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases;
     "boiler room" practices involving high pressure sales tactics and unrealistic price projections by inexperienced sales persons;
     excessive and undisclosed bid-ask differentials and markups by selling broker/dealers; and
     the wholesale dumping of the same securities by promoters and broker/dealers after prices have been manipulated to a desired level, along with the inevitable collapse of those prices with consequent investor losses.

Summary of Penny Stock Risks:

  1)   Our common stock is a penny stock.
  2)   Some states will not allow you to sell to their citizens.
  3) Some broker/dealers will not handle transactions in penny stocks.
  4)   SEC rules make selling your stock a cumbersome procedure.
  5) Penny stock markets can be very volatile with large swings up or down.

The offering shall be conducted by our executive officers.
Although these persons are associated person of us, as that term is defined in Rule 3a4-1 under the Exchange Act, these persons are deemed not to be brokers for the following reasons:

      * They are not subject to a statutory disqualification as that term is defined in Section 3(a)(39) of the Exchange Act at the time of their participation in the sale of our securities.

      * They will not be compensated for their participation in the sale of our securities by the payment of commission or other remuneration based either directly or indirectly on transactions in securities.

      * They are not an associated person of a broker or dealer at the time of their participation in the sale of our securities.

      * They will restrict their participation to the following activities:

            A.    Preparing any written communication or
delivering any communication through the mails or other means that does not involve oral solicitation by them of a potential purchaser;

            B. Responding to inquiries of potential purchasers in a communication initiated by the potential purchasers, provided however, that the content of responses are limited to information contained in a registration statement filed under the Securities Act or other offering document;

            C. Performing ministerial and clerical work involved in effecting any transaction.

As of the date of this prospectus, no broker has been retained by us for the sale of securities being offered. In the event a broker who may be deemed an underwriter is retained by us, an amendment to our registration statement will be filed.

The offering will remain open for a period until _____2001 or 180 days from the date of this prospectus, unless the entire gross proceeds are earlier received or we decide, in our sole discretion, to cease selling efforts. Our officers and directors, and our stockholders and their affiliates may purchase shares in this offering.


Legal Proceedings.

We are not aware of any legal proceedings that have been or are currently being undertaken for or against Howard Llewellyn
Argentina Group, Inc. nor is any contemplated

Directors, executive officers, promoters and control persons.

The directors and executive officers currently serving Howard
Llewellyn Argentina Group, Inc. are as follows:

Name                     Age        Positions Held and Tenure

Linden J. Soles          43         President and Director since
                                    November, 1999

Jeffrey T. Reid          38         VicePresident and
                                    Director since November 1999

Frederick W. Vanstone    59         SecretaryTreasurer and
                                    Director since November, 1999

The directors will serve until the first annual meeting of Howard
Llewellyn's shareholders and their successors are elected and qualified. Thereafter, directors will be elected for one-year terms at the annual shareholders' meeting. Officers will hold their positions at the pleasure of the board of directors, absent any employment agreement.


Biographical information

Linden J. Soles has been an officer and director of Howard
Llewellen since November, 1999. For several years Mr. Soles has been an internationally known and respected broadcast journalist.
Beginning in 1972 in his home city of Winnipeg, Manitoba, Linden worked at a number of radio and television stations including the Canadian Broadcasting Corporation. Moving to Vancouver, BC in
1991, Mr. Soles became the top rated newscaster in the history of television in that city. He wrote, produced and was featured in many local and national feature stories and documentaries. In
1993, he moved to Atlanta, Georgia and became a featured anchor person on CNN. He served as anchor on "Prime News", "The World
Today", and "World News". He was the host, writer, producer, director and composer on "CNN Year in Review" - 1995 and "Requiem
For Oklahoma City".  He co-produced "America Mourns - CNN
Presents". He resigned from CNN in December of 1998. Mr. Soles is currently President of Linden Soles Multimedia, Inc., Atlanta
Georgia.

Frederick W. Vanstone has served as an officer and director of Howard Llewellen since October, 1999. From 1996 to the present
Mr. Vanstone has served as Chief of Staff, Crossroads Family of
Ministries, Burlington, Ontario, a company engaged in ministerial services. For the previous eleven years Mr. Vanstone was associated with Oral Roberts Ministries, Tulsa, Oklahoma. He served as officer and director of the parent organization as well as subsidiaries and associated entities. In 1979 and 1980 he was CEO of Standard Guarantee Corporation. From 1972 through 1978,
Mr. Vanstone served as Chief Financial and Administrative Officer for the Jim Pattison Group of Companies. From 1978 to the present Mr. Vanstone has also operated Vandelia Enterprises Litd.
A company specializing in investment, consulting and development banking.

Jeffrey T. Reid has served as an officer and director of Howard
Llewellen since October, 1999.  From 1992 to the present, Mr.
Reid is the Franchise Owner of Boston Pizza International
Restaurants. Edmonton, Alberta. From 1990 through 1992 he was territory and account manager for Cartier Wines and Beverages
Ltd. He covered Saskatchewan, Manitoba and Alberta for that company. Prior to that he served as an independent freelance producer, production manager and sound engineer in Winnipeg, Manitoba.


Security ownership of certain beneficial owners and management

 The following table sets forth, as of the date of this prospectus, Howard Llewellyn's outstanding common stock owned of record or beneficially by each Executive Officer and Director and by each person who owned of record, or was known by Howard
Llewellyn to own beneficially, more than 5% of its common stock, and the shareholdings of all Executive Officers and Directors as a group. Each person has sole voting and investment power with respect to the shares shown.


                               Shares         Percentage of
     Name                      Owned Shares   Owned

Linden J. Soles                250,000        5.00%
President and Director
729-D Edgewood Avenue, NE
Atlanta, GA 30307 -2481

Frederick W. Vanstone          150,000        3.00%
Secretary, Treasurer,
and Director
21112-123rd Avenue,
Maple Ridge, BC,
Canada V2X 4B4

Jeffrey T. Reid                100,000        2.00%
Vice President and Director
21112-123rd Avenue,
Maple Ridge, BC,
Canada V2X 4B4

Gateway Equities               250,000        5.00%
21112-123rd Avenue,
Maple Ridge, BC,
Canada V2X 4B4

Hy Potential Investments Ltd.  250,000        5.00%
21112-123rd Avenue,
Maple Ridge, BC,
Canada V2X 4B4

All directors and
executive Officers as a
group (3 persons)              500,000       10.00%


Conflicts of Interest

The officers and directors will only devote a portion of their time to the affairs of Howard Llewellyn Argentina Group, Inc..
There will be occasions when the time requirements of the business conflict with the demands of their other business and investment activities. We may need to employ additional personnel. If this happens, we cannot be sure that good people will be available and if they are available, we can get them at a price we can afford.

Description of securities

The following description of Howard Llewellyn's capital stock is a summary of the material terms of its capital stock. This summary is subject to and qualified in its entirety by Howard
Llewellyn's Articles of Incorporation and Bylaws, and by the applicable provisions of Nevada law.

The authorized capital stock of Howard Llewellyn consists of 100,000,000 shares of common stock having a par value of $0.001 per share per share. The Articles of Incorporation do not permit cumulative voting for the election of directors, and shareholders do not have any preemptive rights to purchase shares in any future issuance of Howard Llewellyn's common stock.

The holders of shares of common stock of Howard Llewellyn do not have cumulative voting rights in connection with the election of the Board of Directors, which means that the holders of more than 50% of such outstanding shares voting for the election of directors can elect all of the directors to be elected, if they so choose, and, in such event, the holders of the remaining shares will not be able to elect any of our directors.

The holders of shares of common stock are entitled to dividends out of funds legally available when and as declared by the Board of Directors. The Board of Directors has never declared a dividend and does not anticipate declaring a dividend in the future. Each outstanding share of common stock entitles the holder thereof to one vote per share on all matters. The holders of the shares of common stock have no preemptive or subscription rights. In the event of liquidation, dissolution or winding up of the affairs of Howard Llewellyn, holders are entitled to receive, ratably, the net assets available to shareholders after payment of all creditors.

All of the issued and outstanding shares of common stock are duly authorized, validly issued, fully paid, and non-assessable. To the extent that additional shares of Howard Llewellyn's common stock are issued, the relative interests of existing shareholders may be diluted.


Transfer Agent

Howard Llewellyn Argentina Group, Inc. is currently serving as its own transfer agent, and plans to continue to serve in that capacity until such time as management believes it is necessary or appropriate to employ an independent transfer agent in order to facilitate the creation of a public trading market for its securities. Should Howard Llewellyn Argentina Group, Inc.
securities be quoted on any exchange or OTC quotation system or application is made to have the securities quoted, an independent transfer agent will be appointed.


Indemnification of Officers and Directors

As permitted by Nevada law, Howard Llewellyn Argentina Group,
Inc.'s Articles of Incorporation provide that Howard Llewellyn
Argentina Group, Inc. will indemnify its directors and officers against expenses and liabilities they incur to defend, settle or satisfy any civil or criminal action brought against them on account of their being or having been Company directors or officers, unless, in any such action, they are adjudged to have acted with gross negligence or willful misconduct.


Exclusion of Liabilities

Pursuant to the laws of the State of Nevada, Howard Llewellyn
Argentina Group, Inc.'s Articles of Incorporation exclude personal liability for its directors for monetary damages based upon any violation of their fiduciary duties as directors, except as to liability for any breach of the duty of loyalty, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, acts in violation of
Section 7-106-401 of the Nevada Business Corporation Act, or any transaction from which a director receives an improper personal benefit. This exclusion of liability does not limit any right, which a director may have to be indemnified, and does not affect any director's liability under federal or applicable state securities laws.


Disclosure of Commission position on indemnification for Securities Act liabilities

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling Howard Llewellyn Argentina Group, Inc.
pursuant to provisions of the State of Nevada, Howard Llewellyn
Argentina Group, Inc. has been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in that Act and is, therefore, unenforceable.

Organization within the last five years

Howard Llewellyn Argentina Group, Inc. was incorporated in the
State of Nevada on April 2, 1999 and is in the early stages of development. From inception the only activities of Howard
Llewellyn Argentina Group, Inc. have been the development of its business plan and the preparation for this registration statement. It has no revenues nor does it have any expectation of revenues until the completion of this offering and the commencement of business.

Description of business

We were incorporated on April 2, 1999 in the State of Nevada.

On April 5, 1999 Howard Llewellyn Argentina Group, Inc. received from David R. Mortenson & Associates of Alvin, Texas, the rights to distribute and produce, in the state of Florida, an oxygen enriched water product for fish farming, aquaculture, mariculture, poultry raising, and for treating animal waste from dairies, feedlots of all kinds, and for other similar uses.
These production and distribution rights were received from David
R. Mortenson and Associates in exchange for 2,000,000 shares of common stock. David R. Mortenson and Associates acquired these rights from the inventors of the product, N. W. Technologies, Inc. under a distribution agreement. Several months later the contract granting David R. Mortenson & Associates rights to the technology was withdrawn. David R. Mortenson and Associates sued
N.W. Technologies Inc. in Harris County Court, Houston Texas.

To compensate for the possibility that we could lose our principal asset and the obvious delay that this dispute and court action has caused, David R. Mortenson & Associates has agreed to suspend all financial requirements that are due or will be due in the future until the dispute with N.W. Technologies, Inc. is resolved. This means that they have waived enforcement of any financial obligations, such as minimum purchase terms under the license. They have also granted an alternative license, at no additional charge, to Howard Llewellyn Argentina Group, Inc. for the distribution of vitamin and herbal supplements for the Provinces of Manitoba and Saskatchewan, Canada. This license will enable us to create a business plan and start the process of getting into business.

The License.

Howard Llewellyn Argentina Group, Inc. has a three year license to market and sell vitamins, minerals, nutritional supplements, and other health and fitness products to medical professionals, alternative health professionals, martial arts studios and
instructors, sports and fitness trainers, other health and
fitness professionals, school and other fund raising programs and
other similar types of customers.   All of these individuals and
organizations will order their products via the Internet for sale to their clients. The license will be automatically renewed
unless Howard Llewellyn Argentina Group, Inc. or
Vitamineralherb.com gives the other notice of its intent not to renew.  David R. Mortenson is a principal of both David R.
Mortenson and Associates and Vitamineralherb.com.

 As a licensee of Vitamineralherb.com, Howard Llewellyn Argentina
Group, Inc. eliminates the need to develop products, store inventory, build and maintain a website, establish banking liaisons, and develop a fulfillment system, thereby enabling us to focus strictly on marketing and sales. Howard Llewellyn
Argentina Group, Inc. plans to target health and fitness professionals in Manitoba and Saskatchewan who wish to offer health and fitness products to their customers.
Vitamineralherb.com has granted a total of forty-six licenses for the distribution of vitamin and herbal supplements.

Howard Llewellyn Argentina Group, Inc. (and its customers) will have access to all products offered on the Vitamineralherb.com website, as well as the ability to order custom-formulated and custom-labeled products. Vitamineralherb.com sets the price for products based on the manufacturer's price, plus a markup which provides a 10% commission to Vitamineralherb.com and a profit for Howard Llewellyn Argentina Group, Inc.

Three different labeling options are available to customers:

     - products may be ordered with the manufacturer's standard label with no customization.
     - the fitness or health professional may customize the labels by adding its name, address, and phone number to the standard label. In most cases, these labels would be a standardized label with product information and a place on the label for the wording
       "Distributed by." This gives these health and fitness professionals a competitive edge.
     - labels may be completely customized for the health or fitness professional.

When a fitness or health professional becomes a client, Howard
Llewellyn Argentina Group, Inc.'s salesperson will show the client how to access the Vitamineralherb.com website. The client is assigned an identification number that identifies it by territory, salesperson, and business name, address, and other pertinent information. The health or fitness professional may then order the products it desires directly through the Vitamineralherb.com website, paying for the purchase with a credit card, electronic check ("e-check"), or debit card. All products are shipped by the manufacturer directly to the professional or its clients.

Howard Llewellyn Argentina Group, Inc. is not obliged to purchase and maintain a large inventory, an order desk or shipping department. This method of doing business, which only a short time ago would be unthinkable is now a preferred way of shopping
(whether wholesale or retail) for a large segment of the population of North America.

The website is maintained by Vitamineralherb.com and each licensee pays an annual website maintenance fee of $500. All financial transactions are handled by Vitamineralherb.com 's
Internet clearing bank. The Vitamineralherb.com webmaster downloads e-mail orders several times a day, checks with clearing bank for payment and then shall submit the product order and electronic payment to International Formulation and Manufacturing. Vitamineralherb.com then shall forward the money due Howard Llewellyn Argentina Group, Inc. via electronic funds transfer.

Vitamineralherb.com 's software shall track all sales through the customer's identification number, and at month end, e-mail to Howard Llewellyn Argentina Group, Inc. a detailed report including sales commissions. Vitamineralherb.com has indicated that it will use e-commerce advertising such as banner ads on major servers and websites, as well as attempting to insure that all major search engines pick Vitamineralherb.com first. All sales originating from the website to customers located in Saskatchewan and Manitoba will automatically be assigned to Howard Llewellyn Argentina Group, Inc.


Milestones:

1.   Confirmation of Market.  Management of Howard Llewellyn
     Argentina Group, Inc. has already begun to implement the first stage of the business plan. We intend to retain a competent specialist to do a marketing survey of the Provinces of Manitoba and Saskatchewan.

2. Establishment of an office. One administration office is planned for both provinces. Sales people would office in their own homes. The one office that we would establish would act as a coordinating and business office, looking after sales support, book keeping and payroll. We estimate that office space will cost in the neighborhood of $16 per square foot including taxes and insurance. We estimate that we will require about 1,000 square feet initially.

3.   Recruiting of sales people.  We estimate that we will
     require two sales people to cover the Provinces of
     Saskatchewan and Manitoba; one headquartered in the city of
     Regina covering Saskatchewan and the other in Winnipeg, the
     Provincial Capitol of Manitoba, which would be our
     administrative office.  Sales people will be provided with a basic draw against commissions of $1,000 per month.  Our
     plan is have them initially cover the two major cites,
     thereby keeping expenses to a minimum.   Rural Manitoba and
     Saskatchewan with hundreds of small towns and villages will be pre-qualified by telephone and then paid a sales call.
     Cost of recruiting is estimated at $3,000.

4 Advertising. We envision advertising of our products and services as a very low-keyed approach. We believe that direct mail is the best and most cost effective method of reaching our potential clients. Due to the fact that we are targeting a fairly narrow segment of the population as potential retailers, a well-designed mail piece and cover letter with follow up by telephone should be adequate to introduce us to our potential clients. Design and production of a mailing piece is estimated at $7,000.

5. Generation of Revenues. We believe that a planned, slow-but-steady growth pattern will serve us in the best fashion. By keeping costs low and concentrating first on the major centers, we believe that we can generate revenues in a fairly short time.
     Initial order will provide a comparatively large purchase by the retailer. After that the distributors will order product as they require it. We believe that the initial surge of orders will provide cash flow and that we will be able to reach a break-even point or a small profit position before our capital is used up..

Since the net proceeds received from this offering are not enough to accomplish those things we will have to obtain additional financing through an additional offering or through capital
contributions by current shareholders.  With the exception or an oral agreement by Le Monde marketing to loan us funds to pay our marketing and operational expenses during our start up phase, no commitments to provide additional funds have been made by
management, shareholders or others.  You cannot be sure that any additional funds will be available on terms acceptable to Howard
Llewellyn Argentina Group, Inc. or at all.   Howard Llewellyn
Argentina Group, Inc. does not expect to begin earning revenues until shortly after a sales force is in place.

Growth of the Internet and electronic commerce.

The Internet has become an increasingly significant medium for communication, information and commerce. According to NUA
Internet Surveys, as of February 2000, there were approximately
275.5 million Internet users worldwide. At the IDC Internet
Executive Forum held on September 28-29, 1999, IDC stated that in
1999 US $109 billion in purchases were impacted by the Internet.
IDC's vice president, Sean Kaldor, indicated that figure is expected to increase more than ten-fold over the next five years to US $1.3 trillion in 2003, with $842 million completed directly over the Web. Howard Llewellyn Argentina Group, Inc. believes that this dramatic growth presents significant opportunities for online retailers.

We have assembled some of the available data regarding Internet commerce that will be a portion of the information that is to be digested in order to complete our study as to feasibility.

Web Commerce:       1996      $2.6 billion
                    2000      $220 billion

Web Users:          1996      28 million
                    2000      175 million
  (Source: Ziff Davis)

   Nearly one trillion will be spent on Information Technology (IT) in 2000, representing about 60 percent of all capital spending compared to just 10% of all capital spending in 1980.
  (Source: NUA)

Nearly half of US Internet users have purchased a product or service online.
 (Source: A. C. Nielsen-May 11, 2000)

Consumers who have used the Internet since 1995 spend an average of $ 388 per transaction while those who have been online for a year only spend an average of $ 187 per transaction. The equivalent figure for those who have been using the Internet since 1997 is $ 298.
 (Source: National Association of Business Economics)

An estimated 120 million Internet users, or 40 percent of the total number online, have already made an online purchase, according to a study from the Angus Reid Group. Over 50 % of all online transactions were made in the USA. US users made an average of 7 purchases in the three months before the survey, spending an average of $828. The worldwide average spent by an individual in the same period was less than $500.

75% of online shoppers in the US and Canada pay for e-commerce purchases by credit card. Direct bank drafts, bank transfers and cash on delivery are the other most favored payments methods. 93% of Internet shoppers around the world said they were "somewhat satisfied" or "extremely satisfied" with their online shopping experience.
 (Source: Angus Reid Group)

Internet advertising revenue more than doubled in 1999, coming to a year-end total of $ 4.62 billion.
 (Source: Internet Advertising Bureau [IAB])

AS OF MARCH, 2000 THERE WERE A WORLD-WIDE TOTAL OF 304,360,000
INTERNET CONNECTIONS.  THE BREAKDOWN IS AS FOLLOWS:

          Africa               2,589,000
          Asia/Pacific        68,900,000
          Europe              83,350,000
          Middle East          1,900,000
          USA & Canada       136,860,000
          South Africa        10,740,000

(Source: Various; Methodology - Compiled by: Nua Internet
Surveys)

Financial results from the first quarter of this year show that while Amazon nearly doubled its revenue, it sustained bigger losses than during the same period last year. Despite this, sales were up 95 percent from USD294 million in 1999 to USD574 million in 2000.
 (Source: Reuters)

Global e-commerce will be worth 7.0 trillion dollars by 2004. 50% of global sales will come from the US.
 (Source: Forrester)

The vitamin, supplement, mineral and alternative health product market.

In recent years, a growing awareness of vitamins, herbs, and other dietary supplements by the general public has created a whole new segment in the field of medicine and health care products. According to Jupiter Communications, online sales of such products are expected to be US $434 million in the year
2003, up from $1 million in 1998. Howard Llewellyn Argentina
Group, Inc. believes that several factors are driving this growth, including a rapidly growing segment of the population that is concerned with aging and disease, a growing interest in preventative health care, favorable consumer attitudes toward alternative health products and a favorable regulatory statute, the Dietary Supplement Health and Education Act of 1994.

The removal of most, if not all import duties, under the NAFTA accord enables Howard Llewellyn Argentina Group, Inc. to import its goods without undue trouble or delay. Some of sources relied upon for product will undoubtedly be located in Canada and will be easily available to Canadian customers as well as being exported to the United States.

The electronic commerce industry is new, rapidly evolving and intensely competitive, and Howard Llewellyn Argentina Group, Inc.
expects competition to intensify in the future. Barriers to entry are minimal and current and new competitors can launch sites at a relatively low cost. In addition, the vitamin supplement, mineral and alternative health product market is very competitive and highly fragmented, with no clear dominant leader and increasing public and commercial attention.

Howard Llewellyn Argentina Group, Inc.'s competitors can be divided into several groups including:

     - traditional vitamins, supplements, minerals and alternative health products retailers;
     - the online retail initiatives of several traditional vitamins, supplements, minerals and alternative health products retailers;
     - online retailers of pharmaceutical and other health-related products that also carry vitamins, supplements, minerals and alternative health products;
     - independent online retailers specializing in vitamins, supplements, minerals and alternative health products;
     - mail-order and catalog retailers of vitamins, supplements, minerals and alternative health products, some of which have already developed online retail outlets; and
     - direct sales organizations, retail drugstore chains, health food store merchants, mass market retail chains and various manufacturers of alternative health products.

Many of Howard Llewellyn Argentina Group, Inc.'s potential competitors have longer operating histories, larger customer or user base, greater brand recognition and significantly greater financial, marketing and other resources than we have. In addition, an online retailer may be acquired by, receive investments from, or enter into other commercial relationships with, larger, well-established and well-financed companies as use of the Internet and other electronic services increases.

Competitors have and may continue to have aggressive pricing policies and devote substantially more resources to website and systems development than Howard Llewellyn Argentina Group, Inc.
does. Increased competition may result in reduced operating margins and loss of market share.

Howard Llewellyn Argentina Group, Inc. believes that the principal competitive factors in its market are:

  -    ability to attract and retain customers;
  -    breadth of product selection;
  -    product pricing;
  -    ability to customize products and labeling;
  -    quality and responsiveness of customer service.

Howard Llewellyn Argentina Group, Inc. believes that it can compete favorably on these factors. However, we will have no control over how successful our competitors are in addressing these factors. In addition, Howard Llewellyn Argentina Group,
Inc. online competitors can duplicate many of the products or services offered on the Vitamineralherb.com site.

Howard Llewellyn Argentina Group, Inc. believes that traditional retailers of vitamins, supplements, minerals and other alternative health products face several challenges in succeeding:

     - Lack of convenience and personalized service. Traditional retailers have limited store hours and locations. Traditional retailers are also unable to provide consumers with product advice tailored to their particular situation.
     - Limited product assortment. The capital and real estate intensive nature of store-based retailers limit the product selection that can be economically offered in each store location.
     - Lack of Customer Loyalty. Although the larger traditional retailers often attract customers, many of these customers are only one-time users. People are often attracted to the name brands, but find the products too expensive.
     - the multilevel structure of some marketing organizations mandates high prices.

As a result of the foregoing limitations, Howard Llewellyn
Argentina Group, Inc. believes there is significant unmet demand for a shopping channel like that of Vita that can provide consumers of vitamins, supplements, minerals and other alternative health products with a broad array of products and a convenient and private shopping experience.

Howard Llewellyn Argentina Group, Inc. hopes to attract and retain consumers through the following key attributes of its business:

     -    Broad Expandable Product Assortment. Howard Llewellyn
       Argentina Group, Inc.'s product selection may be substantially larger than that offered by store-based retailers since we do not have to maintain large inventories.
     - Low Product Prices. Product prices can be kept low due to volume purchases through Howard Llewellyn Argentina Group, Inc.'s affiliation with Vitamineralherb.com and other licensees. Our not having an inventory, warehouse space and need for limited administration should also make our prices lower. All products will be shipped directly from Vitamineralherb.com 's inventory.
     - Accessibility to Customized Products. At minimal cost, health and fitness practitioners may offer their customers customized products.
     - Access to Personalized Programs. Health or fitness professional can tailor vitamin and dietary supplement regimes to their clients.

Regulatory Environment.

The manufacturing, processing, formulating, packaging, labeling and advertising of the products Howard Llewellyn Argentina Group, Inc. sells in Canada are or may be subject to regulation by Health Canada which administers the Food and Drugs Act along with relevant regulation thereto. Regulated products include herbal remedies, natural health remedies, functional foods and nutraceuticals. Health Canada regulates the formulation, manufacture, labeling and distribution of foods, including dietary supplements, cosmetics and over-the-counter or homeopathic drugs. Under the Food and Drugs Act, a variety of enforcement actions are available to Health Canada against marketers of unapproved drugs or "adulterated" or "misbranded" products. These include: criminal prosecution; injunctions to stop the sale of a company's products; seizure of products;
adverse publicity "voluntary" recalls and labeling changes.

The Consumer Packaging and Labeling Act, as administered by
Industry Canada, requires that certain information labeling be presented in a prescribed manner on all foods, drugs, dietary supplements and cosmetics. A product may be deemed an unapproved drug and "misbranded" if it bears improper claims or improper labeling.

The manufacturing, processing, formulating, packaging, labeling and advertising of the products Howard Llewellyn Argentina Group, Inc. sells may also be subject to regulation by one or more U.S.
federal agencies, including the Food and Drug Administration, the Federal Trade Commission, the United States Department of
Agriculture and the Environmental Protection Agency. These activities also may be regulated by various agencies of the states, localities and foreign countries in which consumers reside.

The Food and Drug Administration, in particular, regulates the formulation, manufacture, labeling and distribution of foods, including dietary supplements, cosmetics and over-the- counter or homeopathic drugs.

Food and Drug Administration regulations require that certain informational labeling be presented in a prescribed manner on all foods, drugs, dietary supplements and cosmetics.

The Food and Drug Administration has indicated that claims or statements made on a company's website about dietary supplements may constitute "labeling" and thus be subject to regulation by the Food and Drug Administration.

It is possible that the statements presented in connection with product descriptions on Howard Llewellyn Argentina Group, Inc.'s site may be determined by the Food and Drug Administration to be drug claims rather than nutritional statements. Some of Howard
Llewellyn Argentina Group, Inc.'s suppliers may incorporate objectionable statements directly in their product names or on their products' labels, or otherwise fail to comply with applicable manufacturing, labeling and registration requirements for over-the-counter or homeopathic drugs or dietary supplements.
As a result, Vitamineralherb.com may have to remove or modify some statements, products or labeling from its website.

Howard Llewellyn Argentina Group, Inc. cannot predict the nature of any future Canadian or U.S. laws and regulations nor can it determine what effect additional governmental regulations or administrative orders would have on our business in the future.
Although the regulation of dietary supplements is less restrictive than that of drugs and food additives Howard
Llewellyn Argentina Group, Inc. cannot assure you that the current statutory scheme and regulations applicable to dietary supplements will remain less restrictive.

Any laws, regulations, enforcement policies, interpretations or applications applicable to Howard Llewellyn Argentina Group,
Inc.'s business could require the reformulation of certain products to meet new standards, the recall or dropping of certain products, additional record keeping, expanded documentation of the properties of certain products, expanded or different labeling.

Regulation of the Internet.

In general, existing laws and regulations apply to the Internet.
The precise applicability of these laws and regulations to the Internet is sometimes uncertain. The vast majority of such laws were adopted prior to the Internet and do not address the unique issues of the Internet or electronic commerce.

Numerous federal and state government agencies have already demonstrated significant activity in promoting consumer protection on the Internet. Due to the increasing use of the Internet as a medium for commerce and communication, it is possible that new laws and regulations could be passed with respect to the Internet. These new laws and regulations could cover issues such as user privacy, freedom of expression, advertising, pricing, content and quality of products and services, taxation, intellectual property rights and information security. The adoption of such laws or regulations and the applicability of existing laws and regulations to the Internet may slow the growth of Internet use and result in a decline in Howard Llewellyn Argentina Group, Inc.'s sales.

A number of legislative proposals have been made at the federal, state and local level, and by foreign governments, that would impose additional taxes on the sale of goods and services over the Internet, and some states have taken measures to tax Internet-related activities. Although Congress recently placed a three-year moratorium on new state and local taxes on Internet access or on discriminatory taxes on electronic commerce, existing state or local laws were expressly excepted from this moratorium. Once this moratorium is lifted, some type of federal and/or state taxes may be imposed upon Internet commerce. Such legislation or other attempts at regulating commerce over the Internet may substantially impair growth and, as a result have a negative affect on our business.

Employees.

Howard Llewellyn Argentina Group, Inc. is a development stage company and currently has no employees. Howard Llewellyn
Argentina Group, Inc. is currently managed by its officers and directors. We look to the board for their management and financial skills and talents. For a complete discussion of the board's experience, please see "Directors and Executive
Officers." Management plans to use consultants, attorneys and accountants as necessary and does not plan to engage any full-time employees in the near future other than sales people to set up accounts.


Available Information and Reports to Securities Holders.

Howard Llewellyn Argentina Group, Inc. has filed with the
Securities and Exchange Commission a registration statement on Form SB-2 with respect to the common stock offered by this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules which are part of the registration statement. For further information with respect to Howard Llewellyn Argentina
Group, Inc. and its common stock, see the registration statement and the exhibits and schedules thereto. Any document Howard
Llewellyn Argentina Group, Inc. files may be read and copied at the Commission's Public Reference Room located at 450 Fifth
Street N.W., Washington D.C. 20549. Please call the Commission at
1-800-SEC-0330 for further information about the public reference room. Howard Llewellyn Argentina Group, Inc.'s filings with the
Commission are also available to the public from the Commission's website at http://www.sec.gov.

Upon completion of this offering, Howard Llewellyn Argentina
Group, Inc. will become subject to the information and periodic reporting requirements of the Securities Exchange Act of 1934 and, accordingly, will file periodic reports, proxy statements and other information with the Commission. Such periodic reports, proxy statements and other information will be available for inspection and copying at the Commission's public reference rooms, and the website of the Commission referred to above.

Forward looking statements.

You should not rely on forward-looking statements in this prospectus. This prospectus contains forward-looking statements that involve risks and uncertainties. We use words such as anticipates", "believes", "plans", "expects", "future", "intends" and similar expressions to identify these forward-looking statements. Actual results could differ materially from those anticipated in these forward-looking statements for many reasons.


Management's Discussion and Analysis Or Plan Of Operation.

Upon the completion of all or part of the sale of shares contained in this offering, Howard Llewellyn Argentina Group, Inc. intends to proceed as quickly as possible to do an in-depth feasibility study and if and when that study proves the project to be feasible, hire one or more sales representatives to present its service to potential customers. Geography is an obstacle that must be dealt with. The Provinces of Manitoba and Saskatchewan are very large, making adequate coverage by one salesperson virtually impossible. A minimum of two representatives will be necessary. After opening accounts, these representatives will be necessary to service existing customers.
Research has indicated that this servicing or detailing of already established accounts results in larger increases in reorders of product.

Estimated expenses for the next twelve months are as follows:
                                                US dollars   Cdn.dollars
Two sales persons (draw against
commissions) @ $1000 per month*                 $36,000      $ 54,000
     Administration                             $12,000      $ 18,000
     Employee benefits                          $16,000      $ 24,000
     Office rent                                $12,000      $ 18,000
     Office supplies ( including furniture)     $10,000      $ 15,000
     Development stage costs
     (including recruiting costs)               $ 1,000      $  1,500
     Website maintenance                        $   500      $    750
     Contingency (10%)                          $ 8,750      $ 13,125

Total first year expenses                       $96,250      $144,375

* All figures shown are in United States and Canadian dollars. A conversion rate of 1.5 was used.

At the completion of the feasibility study we will determine whether or not we will proceed with the business plan, hire employees and generate sales. If we decide to proceed we will need a minimum of $100,000 in additional capital. This will require a capital injection through a private placement. If required, me may have to file an entirely new registration statement and prospectus.


If the proposed offering proceeds are not received, operations would be scaled down. One sales person would be hired instead of two; administration would be handled by an officer and director at no cost. The same officer and director would supply office space during the start-up process. Growth would be much slower and Howard Llewellyn Argentina Group, Inc. would not be able to rent office space and hire administrative help until sales volumes and gross profits were large enough. If no funds are received from this offering, management would be forced to decide whether or not to proceed with the business and either delay starting or cancel the project completely.


Description of property.

Howard Llewellyn Argentina Group, Inc. maintains a mailing address at the office of one of its shareholders, but otherwise does not maintain an office. We pay no rent and own no real estate.

Certain Relationships and Related Transactions

Prior to the date of this registration statement we issued to ten individuals a total of 2,000,000 shares of common stock in consideration of acquiring the rights to manufacture and market an oxygen-enhanced product for use in aquaculture, fish and poultry farming and the bioremediation of waste ponds and lagoons in the state of Florida. David R. Mortenson and Associates, a Texas general partnership acquired these rights from the inventors of the product, N.W. Technologies Inc. under a distribution agreement.

In December, 1999 N.W. Technologies unilaterally canceled its contract and distribution agreement with David R. Mortenson and Associates. David R. Mortenson and Associates as well as several of the concerns that have an interest in the technology through distribution agreements with David R. Mortenson and Associates, have filed suit in Harris County court, Texas against N.W.
Technologies Inc, its officers and directors and several other individuals and concerns involved with the cancellation and withdrawal.

We are not withdrawing from its from our agreement with David R.
Mortenson and Associates for the distribution and manufacture of the oxygen-enhanced products, nor have we any intention of doing so at the present time. All obligations under that agreement have been suspended until the lawsuit is resolved.

In order to avoid litigation with us and to protect our shareholders, David R. Mortenson and Associates granted a distribution territory for an Internet based vitamin and health supplement company. The company, Vitamineralherb.com, is located
San Diego, California. There was no charge for this distribution territory that is for the Provinces of Saskatchewan and Manitoba, Canada.


Market for common equity and related stockholder matters.

Howard Llewellyn Argentina Group, Inc. is a development stage company that is still in the beginning stages of implementing its business plan. No market currently exists for the common stock.
Upon completion of all or part of the offering of common shares contained in this registration statement, it is the intention of Howard Llewellyn Argentina Group, Inc. to apply for a trading symbol and a listing to have its shares quoted on the Over-the-
Counter Bulletin Board. There can be no assurance that any part of this offering will be subscribed to and if all or part of the offering is subscribed to, that the request of Howard Llewellyn
Argentina Group, Inc. to have the price of its stock quoted on the Over-the-Counter Bulletin Board will be granted. You should take all of the above facts into consideration before making a decision to purchase any amount of Howard Llewellyn Argentina
Group, Inc. stock.


Executive compensation.

The following discussion addresses all compensation awarded to, earned by, or paid to our named executive officers and directors.

No officer or director has received any remuneration from Howard
Llewellyn. Although there is no current plan in existence, it is possible that we will adopt a plan to pay or accrue compensation to the officers and directors for services related to the implementation of the business plan. Howard Llewellyn has no stock option, retirement, incentive, defined benefit, actuarial, pension or profit-sharing programs for the benefit of directors, officers or other employees, but the Board of Directors may recommend adoption of one or more such programs in the future.

We have no employment contract or compensatory plan or arrangement with any executive officer. The directors and officers currently do not receive any cash compensation for service as a members of the Board of Directors. There is no compensation committee and no compensation policies have been adopted.





              HOWARD LLEWELLYN ARGENTINA GROUP INC.

                (A Development Stage Enterprise)






                          AUDIT REPORT

                        December 31, 1999






                    Janet Loss, C.P.A., P.C.
                   Certified Public Accountant
               1780 S. Belaire Street, Suite 500
                     Denver, Colorado 80222










              HOWARD LLEWELLYN ARGENTINA GROUP INC.
                (A Development Stage Enterprise)

                  INDEX TO FINANCIAL STATEMENTS


                        TABLE OF CONTENTS



ITEM                                                        PAGE

Report of Certified Public Accountant.....................    F1


Balance Sheet, December 31, 1999 .........................    F2

Statement of Operations, for the
Period April 2, 1999 (Inception)
Through December 31, 1999.................................    F3

Statement of Stockholders Equity
(Deficit), April 2, 1999 (Inception)
Through December 31, 1999.................................    F4

Statement of Cash Flows for the
Period From April 2, 1999 (Inception)
Through December 31, 1999 ................................    F5

Notes to Financial Statements............................  F6&F7

















                     Janet Loss, C.P.A., P.C.
                   Certified Public Accountant
                1780 S. Belaire Street, Suite 500
                     Denver, Colorado 80210
                         (303) 782-0878

                   INDEPENDENT AUDITORS REPORT

Board of Directors
Howard Llewellyn Argentina Group Inc.
21112 123rd Avenue
Maple Ridge, British Columbia V2X4B4
Canada

Sirs:

I have audited the accompanying Balance Sheet of Howard Llewellyn
Argentina Group Inc. (A Development Stage Enterprise) as of
December 31, 1999 and the Statements of Operations, Stockholders'
Equity, and Cash Flows for the period April 2, 1999 (Inception) through December 31, 1999. These financial statements are the responsibility of the Company's management. My responsibility is to express an opinion on these financial statements based on my audits.

My examination was made in accordance with generally accepted auditing standards. Those standards require that I plan and perform the audits to obtain reasonable assurance as to whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. I believe that my audit provides a reasonable basis for our opinion.

In my opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Howard Llewellyn Argentina Group Inc. as of December 31, 1999, and the results of its operations and changes in its cash flows for the period from April 2, 1999 (Inception) through December
31, 1999, in conformity with generally accepted accounting principles.

Janet Loss, C.P.A., P.C.
December 28, 2000
                               F1



              HOWARD LLEWELLYN ARGENTINA GROUP INC.
                (A DEVELOPMENT STAGE ENTERPRISE)

                          BALANCE SHEET
                        DECEMBER 31, 1999

                             ASSETS


CURRENT ASSETS:

LICENSE RIGHTS                                     $     2,000

TOTAL ASSETS                                       $     2,000

              LIABILITIES AND STOCKHOLDERS EQUITY

CURRENT LIABILITIES:


TOTAL CURRENT LIABILITIES                          $         0

STOCKHOLDERS EQUITY:

     COMMON STOCK, $0.001 PAR
     VALUE; 100,000,000 SHARES
     AUTHORIZED; 5,000,000 SHARES
     ISSUED AND OUTSTANDING                        $     2,500

     ADDITIONAL PAID-IN CAPITAL                            147

     DEFICIT                                              (647)

    TOTAL STOCKHOLDERS' EQUITY (DEFICT)(See Note IV.)    2,000

TOTAL LIABILITIES AND STOCKHOLDERS EQUITY          $     2,000




The accompanying notes are an integral part of the financial statements.

                               F2
              HOWARD LLEWELLYN ARGENTINA GROUP INC.
                (A DEVELOPMENT STAGE ENTERPRISE)

                     STATEMENT OF OPERATIONS
  FOR THE PERIOD APRIL 2, 1999 (INCEPTION) THROUGH DECEMBER 31,
                              1999

REVENUES:                                        $         0

OPERATING EXPENSES:

  FEES                                           $       165
  TAXES AND LICENSES                                     320
  OFFICE EXPENSES                                        162

TOTAL OPERATING EXPENSES                                 647


   NET  (LOSS)                                   $      (647)


NET  (LOSS) PER SHARE FOR THE PERIOD             $   (0.0002)


WEIGHTED AVERAGE NUMBER OF
COMMON SHARES OUTSTANDING                          5,000,000



The accompanying notes are an integral part of the financial statements.



                               F3


              HOWARD LLEWELLYN ARGENTINA GROUP INC.
                (A DEVELOPMENT STAGE ENTERPRISE)

           STATEMENT OF STOCKHOLDERS EQUITY (DEFICIT)
FOR THE PERIOD APRIL 2, 1999 (INCEPTION) THROUGH DECEMBER 31,
1999



                                                 (Deficit)
                                                 Accumulated
                   Common    Common  Additional  During       Total
                   Stock     Stock   Paid-in     the          Stockholders
                   Number of Amount  Capital     Development  Equity
                   Shares                        Stage


April 2, 1999
Issuance of
Common Stock for   500000  500        147         0             647
Cash


   Issuance of
   Common Stock
   For License     2000000 2,000      0           0             2,000
   Rights



   Issuance of
   Common Stock    2500000 0          0           0             0
   Reflecting 2-1
   forward split


 Deficit for the
 Period From
 December 31,
 1999 (Inception)  0       0          0           (647)          (647)
 Through December
 31, 1999

 Balance December  5000000 (647)      2,500        147            2,000
 31, 1999

The accompanying notes are an integral part of the financial statements.
                                F4

              HOWARD LLEWELLYN ARGENTINA GROUP INC.
                (A DEVELOPMENT STAGE ENTERPRISE)

                     STATEMENT OF CASH FLOWS
FOR THE PERIOD APRIL 2, 1999  (INCEPTION) THROUGH DECEMBER 31,
1999




CASH FLOWS FROM (TO) OPERATING
ACTIVITIES:

  NET INCOME (LOSS)                             $      (647)


CASH FLOWS FROM INVESTING ACTIVITIES:

  PURCHASE OF LICENSE RIGHTS (See Note IV.)           (2,000)


CASH FLOWS FROM (TO) FINANCING ACTIVITIES:

  ISSUANCE OF COMMON STOCKS                            2,647


INCREASE (DECREASE) IN CASH                                0

CASH, BEGINNING OF PERIOD                                  0

CASH, END OF PERIOD                                        0



The accompanying notes are an integral part of the financial statements.



                               F5
              HOWARD LLEWELLYN ARGENTINA GROUP INC.
                (A DEVELOPMENT STAGE ENTERPRISE)

                  NOTES TO FINANCIAL STATEMENTS
                        DECEMBER 31, 1999

NOTE I.  ORGANIZATION AND HISTORY

The Company is a Nevada Corporation and the Company has been in the development stage since its formation on April 2, 1999.

The Companies' only activities have been organizational, directed at acquiring its principle assets, raising its initial capital and developing its business plan.

On April 2, 1999, HOWARD LLEWELLEN ARGENTINA GROUP INC. issued
500,000 shares of common stock as founder shares to the officers and directors of the Company. The shares are for compensation of time, effort and expenditures to organize and form the corporation. On April 28, 1999 HOWARD LLEWELLYN ARGENTINA GROUP
INC. issued 2,000,000 shares of common stock in return for the water treatment rights for the state of Pennsylvania and the development of the business plan.

On November 24, 1999 all 2,500,000 shares of common stock of HOWARD LLEWELLEN ARGENTINA GROUP INC. was purchased by the present shareholders. They immediately affected a two - to - one forward split for a total of 5,000,000 issued and outstanding shares

NOTE II.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

DEVELOPMENT STAGE ACTIVITIES

The Company has been in the development stage since inception.

ACCOUNTING METHOD

The Company records income and expenses on the accrual method.

CASH AND CASH EQUIVALENTS

Cash and cash equivalents includes cash on hand, cash on deposit, and highly liquid investments with maturities generally of three months or less. At December 31, 1999, there were no cash equivalents.
                               F6
YEAR END

The Company has elected to have a fiscal year ended December 31.

USE OF ESTIMATES

The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that effect the reported amounts of assets and liabilities at the date of financial statements, as well as revenues and expenses reported for the periods presented.
The Company regularly assesses these estimates and, while actual results may differ management believes that the estimates are reasonable.

NOTE IV.  RELATED PARTY TRANSACTIONS

The Company has entered into an agreement made effective April 5, 1999 with David R. Mortenson & Associates (Grantor) to receive the rights to distribute the products developed by NW
Technologies, Inc. The terms and conditions of the agreement are as follows:

  1. The Company agrees to pay the Grantor the sum of $2,000 in the sum of 2,000,000 shares of common stock having a par value of $0.001 per share. (See balance sheet.)
  2.   The agreement is for a term of three years.
  3. The contract covers onetime License fee of $10,000.00, annual fee of $20,000.00, monthly royalty payment of 8%, minimum purchase obligations of $50,000.00 in the first 6 months, $75,000 in the next six months and $175,000.00 in the second year. The
Licensee will pay for each technical personnel from the Company in the amount of $300.00 per day plus travel and accommodation expenses.
  4. The contract is exclusive and the territory covers the State of Florida.

David R. Mortenson is one of the original incorporators and Directors of the Company and is a principal in David
Mortenson & Associates and Vitamineralherb.com. He is at non-arms length with the Company.

David Mortenson & Associates is involved in a laid suit against N.W. Technologies, Inc. in Harris County Court, Texas. In the opinion of management, the Company has no direct or indirect interest in the Texas lawsuit.
                               F7
NOTE V. SUBSEQUENT EVENTS

In December, 1999 N.W. Technologies, Inc. unilaterally cancelled its contract with David Mortenson & Associates. As a result, early in the year 2000 David Mortenson & Associates laid suit against N.W. Technologies, Inc. in Harris County Court, Texas.

In a letter dated January 5, 2000 David Mortenson & Associates suspended all present and future payments under the License
Agreement until their dispute with N.W. Technologies is resolved.

On January 20, 2000 David Mortenson & Associates gave the Company a License to distribute vitamins, minerals, herbs and other health products and supplements through the Internet. The license calls for a 10% add-on for all products purchased and an annual $500 website maintenance fee. The effective date of the License Agreement was January 3, 2000.

The Registrant is expected to bear all expenses relating to the offering. The initial amount is expected to be about $13,000.00.







                               F8




              HOWARD LLEWELLYN ARGENTINA GROUP INC.
                (A DEVELOPMENT STAGE ENTERPRISE)
                  INTERIM FINANCIAL STATEMENTS
                    (PREPARED BY MANAGEMENT)

                         BALANCE SHEETS
            AS AT December 28, 2000 AND DECEMBER 31, 1999

                             ASSETS

                             December 28, 2000   December 31,1999
                                    Un-audited        Audited
CURRENT ASSETS:
  CASH                                 $621             $   0

TOTAL CURRENT ASSETS                    621                 0

OTHER ASSETS
  LICENSE RIGHTS                      2,000             2,000

TOTAL ASSETS                          2,621             2,000

LIABILITIES AND STOCKHOLDERS EQUITY

CURRENT LIABILITIES:
     ACCOUNTS PAYABLE                     0                 0
TOTAL CURRENT LIABILITIES                 0                 0

STOCKHOLDERS EQUITY:
     COMMON STOCK $0.001 PAR
     VALUE; 100,000,000 SHARES
     AUTHORIZED AND 5,100,000
     (5,000,000) SHARES ISSUED
     AND OUTSTANDING                   2,600             2,500

     ADDITIONAL PAID-IN CAPITAL       13,047               147

     (DEFICIT ACCUMULATED DURING
     THE DEVELOPMENT STAGE)          (13,026)             (647)

TOTAL STOCKHOLDERS' EQUITY            2,621              2,000

TOTAL LIABILITIES AND
STOCKHOLDERS' EQUITY          $       2,621       $      2,000



              HOWARD LLEWELLYN ARGENTINA GROUP INC.
                (A DEVELOPMENT STAGE ENTERPRISE)
                  INTERIM FINANCIAL STATEMENTS
                    (PREPARED BY MANAGEMENT)

                     STATEMENT OF OPERATIONS
   FOR THE TEN MONTHS ENDED December 28, 2000 AND FOR THE PERIOD
         APRIL 2, 1999 (INCEPTION) TO DECEMBER 31, 1999


                             December 28, 2000  December 31, 1999
                                   Un-audited      Audited

REVENUES:                            $0             $0

OPERATING EXPENSES:


  TAXES AND LICENSES                   0              320
  OFFICE EXPENSES                      279            162
  LEGAL AND ACCOUNTING FEES            10,600         0
  FEES                                                165
  CONSULTING FEES                      1,500          0

TOTAL OPERATING EXPENSES               12,379         647

NET (LOSS) FOR THE PERIOD              (12,379)       (647)

 NET (LOSS) PER SHARE                $ (0.00)      $ (0.00)


WEIGHTED AVERAGE NUMBER OF
COMMON SHARES OUTSTANDING             5,100,000   5,000,000














              HOWARD LLEWELLYN ARGENTINA GROUP INC.
                (A DEVELOPMENT STAGE ENTERPRISE)
                  INTERIM FINANCIAL STATEMENTS
                    (PREPARED BY MANAGEMENT)

                     STATEMENT OF CASH FLOWS
     FOR THE TEN MONTHS ENDED December 28, 2000 AND THE PERIOD
       APRIL 2, 1999 (INCEPTION) THROUGH DECEMBER 31, 1999


                            December 28, 2000   December 31, 1999
                                Un-audited       Audited

CASH FLOWS FROM (TO)
OPERATING ACTIVITIES:

  NET INCOME (LOSS)             (12,379)        (647)

CASH FLOWS FROM (TO)
INVESTING ACTIVITIES:

  PURCHASE OF LICENSE RIGHTS    0               (2,000)


CASH FLOWS FROM (TO)
FINANCING ACTIVITIES:

  ISSUANCE OF COMMON STOCKS      13,000         2,647

NET INCREASE (DECREASE) IN CASH  621            0

CASH, BEGINNING OF PERIOD        0              0

CASH, END OF PERIOD             $621           $0

















Changes in and Disagreements with Accountants on Accounting and Financial disclosure.

There have been no changes in and/or disagreements with Janet
Loss, C.P.A., P.C. on accounting and financial disclosure matters.


PART II - Information Not Required in Prospectus


Item 24.   Indemnification of directors and officers.

Howard Llewellyn's Articles of Incorporation provide that it must indemnify its directors and officers to the fullest extent permitted under Nevada law against all liabilities incurred by reason of the fact that the person is or was a director or officer or a fiduciary of an employee benefit plan, or is or was serving at the request of as a director or officer, or fiduciary of an employee benefit plan, of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise.

The effect of these provisions is potentially to indemnify Howard
Llewellyn's directors and officers from all costs and expenses of liability incurred by them in connection with any action, suit or proceeding in which they are involved by reason of their affiliation with Howard Llewellyn. Pursuant to Nevada law, a corporation may indemnify a director, provided that such indemnity shall not apply on account of:

     (a) acts or omissions of the director finally adjudged to be intentional misconduct or a knowing violation of law;
     (b)  unlawful distributions; or
     (c) any transaction with respect to which it was finally adjudged that such director personally received a benefit in
          money, property, or services to which the director was not legally entitled.

The bylaws of Howard Llewellyn, filed as Exhibit 3.2, provide that it will indemnify its officers and directors for costs and expenses incurred in connection with the defense of actions, suits, or proceedings against them on account of their being or having been directors or officers of Howard Llewellyn, absent a finding of negligence or misconduct in office.

Howard Llewellyn's Bylaws also permit it to maintain insurance on behalf of its officers, directors, employees and agents against any liability asserted against and incurred by that person whether or not Howard Llewellyn has the power to indemnify such person against liability for any of those acts.



Item 25.   Other expenses of issuance and distribution.

Expenses incurred or (expected) relating to this Registration
Statement and distribution are as follows: The amounts set forth are estimates except for the SEC registration fee:



Amount

 SEC registration fee                          $   2.80
 Printing and engraving expenses               2,000.00
 Registration Statement fees and expenses      8,000.00
 Accountants' fees and expenses                1,500.00
 Transfer agent's and registrar's fees
 and expenses                                    500.00
 Miscellaneous                                   997.20

       Total                                 $13,000.00

The Registrant will bear all expenses shown above.

To date Howard Llewellyn Argentina Group, Inc. has spent a total of $13,000 for office expenses and legal and accounting fees.




Item 26.   Recent sales of unregistered securities.

Set forth below is information regarding the issuance and sales of Howard Llewellyn Argentina Group, Inc. securities without registration since its formation. No such sales involved the use of an underwriter, no advertising or public solicitation were involved, the securities bear a restrictive legend and no commissions were paid in connection with the sale of any securities.

On April 2, 1999, Howard Llewellyn Argentina Group, Inc. issued
500,000 shares of common stock to the officers and directors as founders' shares in return for the time, effort and expenditures to organize and form the corporation. On April 28, 1999 Howard
Llewellyn Argentina Group, Inc. issued 200,000 shares of common stock each to ten individuals for a total of 2,000,000 shares in return for the water treatment rights for the state of Florida and the development of the business plan. These securities were issued in reliance upon the exemption contained in Section 4(2) of the Securities Act of 1933. These securities were issued to the promoters of the company and bear a restrictive legend. In addition, the 200,000 shares issued for the water treatment rights were issued in reliance on Section 3(b) of the Securities
Act of 1933 and Rule 504 of Regulation D promulgated thereunder.

On August 17, 1999, the Board of Directors of Howard Llewellyn
Argentina Group, Inc. filed an amendment to its Articles of Incorporation with the state of Nevada increasing the authorized capital to 100,000,000 shares of common stock.

On November 24, 1999 all 2,500,000 shares of common stock of Howard Llewellyn Argentina Group, Inc. were purchased by the present shareholders. They immediately effected a two - to - one forward split for a total of 5,000,000 issued and outstanding shares


Item 27.   Exhibits.

The following exhibits are filed as part of this Registration
Statement;

          Exhibit
          Number         Description

           3.1  Articles of Incorporation*
           3.2  Bylaws*
           5.1  Opinion re: Legality
           10.1 License Agreement*
           10.2 Assignment of License Agreement*
           10.3 License Agreement-Water*
           23.1 Consent of Independent Auditors
           23.2 Consent of Counsel (See Exhibit 5.1)
           27   Financial Data Schedule


               * Previously filed on July 28, 2000



               Item 28.   Undertakings

               The undersigned registrant hereby undertakes:

1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (a)  To include any prospectus required by section
10(a)(3) of the Securities Act of         1933;

     (b) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.
       Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which is being registered) any deviation from the high or low end of the estimated maximum range may be reflected in the form of prospectus filed with the commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of registration Fee" table in the effective registration statement; and

     (c) To include any additional or changed material information on the plan of distribution.

          (2)  For determining liability under the Securities
          Act, treat each post-effective amendment as a new registration statement of the securities offered and the offering of the securities at that time to be the initial bona fide offering.


  (3) File a post-effective amendment to remove from registration any of the securities being registered, which remain unsold at the end of the offering.

       4) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling Howard Llewellyn Argentina Group, Inc. pursuant to provisions of the State of Nevada or otherwise, Howard Llewellyn Argentina Group, Inc. has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in that Act and is, therefore, unenforceable.

          In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of us in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and we will be governed by the final adjudication of such issue.


Signatures
                           Signatures

In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form
SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City Vancouver, Province of British Columbia, Canada

On January 30, 2001

(Registrant)    Howard Llewellyn Argentina Group, Inc.

By: /S/ Linden J. Soles
        Linden J. Soles, President.

               In accordance with the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date stated.

By: /S/ Linden J. Soles,
            Linden J. Soles, President and Director

Date: January 30, 2001

By: /S/ Frederick W. Vanstone
            Frederick Vanstone, Secretary/Treasurer, Director,
Chief Financial Officer and Chief Accounting Officer

Date: January 30, 2001

By: /S/ Jeffrey T. Reid
            Jeffrey T. Reid, Vice President and Director

Date: January 30, 2001

                           EXHIBIT 5.1









                      OPINION RE: LEGALITY

                   CHRISTOPHER J. MORAN, JR.
                        Attorney at Law
                     4625 Clary Lakes Drive
                     Roswell, Georgia 30075



                          Telephone         Telecopier
                          (770)518-9542     (770) 518-9640



January 30, 2001

United States Securities and Exchange Commission
Washington, D.C. 20549

Re: Howard Llewellyn Argentina Group, Inc. Registration Statement on Form SB-2

Ladies and Gentlemen:

I have acted as counsel for Howard Llewellyn Argentina Group, Inc., a Nevada corporation (the "Company"), in connection with the preparation of the registration statement on Form SB-2 (the
"Registration Statement") filed with the Securities and Exchange
Commission (the "Commission") pursuant to the Securities Act of
1933, as amended (the "Act"), relating to the public offering
(the "Offering") of up to 1,000,000 shares (the "shares") of the Company's common stock, $.001 par value (the "common stock").

In rendering the opinion set forth below, I have reviewed (a) the Registration Statement and the exhibits thereto; (b) the Company's Articles of Incorporation; (c) the Company's Bylaws;
(d) certain records of the Company's corporate proceedings as reflected in its minute books; and (e) such statutes, records and other documents as we have deemed relevant. In my examination, I have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and conformity with the originals of all documents submitted to us as copies thereof. In addition, I have made such other examinations of law and fact as we have deemed relevant in order to form a basis for the opinion hereinafter expressed.

     Based on the foregoing, I am of the opinion that all issued shares are validly issued, fully paid and non-assessable pursuant to the corporate law of the State of Nevada. (Chapter 78A of the Nevada Revised Statutes)

     I am also of the opinion that if and when the registration statement should become effective, all shares sold to the public through the use of the registration statement and the prospectus contained therein, will be validly issued, fully paid and non-assessable pursuant to the corporate law of the State of Nevada.
(Chapter 78A of the Nevada Revised Statutes)

I hereby consent to the use of this opinion as an Exhibit to the Registration Statement

                         Very truly yours;


                         /S/ Christopher J. Moran, Jr.
                              Christopher J. Moran, Jr.







                       EXHIBIT 23.1





               CONSENT OF INDEPENDENT AUDITORS


CONSENT OF INDEPENDENT AUDITOR

Janet Loss, C.P.A., P.C.
Certified Public Accountant
1780 South Bellaire
Suite 500
Denver, CO 80222


The Board of Directors
Howard Llewellyn Argentina Group Inc.
21112 123rd Avenue
Maple Ridge, BC V2X 4B4
Canada

Dear Sirs:

This letter will authorize you to include the Audit of your company dated December 31, 1999 and the Audit Report dated
December 28, 2000 in the Registration Statement currently under review with the Securities and Exchange Commission.


Yours Truly,


/s/Janet Loss,
   Janet Loss  C.P.A., P.C.

December 28, 2000






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